Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

COIT STAFFING, INC.,

JOE BELLUOMINI,

TIM FARRELLY,

HUDSON GLOBAL, INC.,

and

HUDSON COIT, INC.

dated as of

October 1, 2020

TABLE OF CONTENTS

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Exhibits
Exhibit A – Form of Note
Exhibit B – Form of Bill of Sale
Exhibit C – Form of Assignment and Assumption Agreement
Exhibit D – Form of Intellectual Property Assignments
Exhibit E – Form of Employment Agreements

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 1, 2020, is entered into by and among Coit Staffing, Inc., a California corporation (“Seller”), Hudson Global, Inc., a Delaware corporation (“Parent”), Hudson Coit, Inc., a Delaware corporation (“Buyer”), and, solely for purposes of Section 6.3 and Article 8 hereof, Joe Belluomini (“Belluomini”) and Tim Farrelly (“Farrelly” and, together with Belluomini, each a “Principal” and together, the “Principals”).

RECITALS

WHEREAS, Seller is engaged in recruitment outsourcing services (collectively, the “Business”);

WHEREAS, the Principals are the owners of all of the issuance and outstanding equity interest in Seller;

WHEREAS, Buyer is an indirect wholly-owned subsidiary of Parent;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Acquired Business” has the meaning set forth in Section 2.8(d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Purchase Price” has the meaning set forth in Section 2.6.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Ancillary Documents” means the Note, Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Employment Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.5.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer’s Accountants” means BDO USA, LLP.

“Buyer’s Benefit Plans” has the meaning set forth in Section 6.1(a).

“Cash” means any cash held by the Seller in any bank account or otherwise.

“Change of Control” means, with respect to the Buyer or Parent:

(a) any merger, reorganization, consolidation or combination in which Parent is not the surviving entity or in which Buyer, or its successor, is not, directly or indirectly, a wholly-owned subsidiary of Parent; or

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(b) any “person” (within the meaning of Sections 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934, as amended), other than a direct or indirect wholly-owned subsidiary of Parent, is or becomes the beneficial owner, directly or indirectly, of securities of Buyer or Parent representing 50% or more of either (i) the then-outstanding shares of common stock of Buyer or Parent, or (ii) the combined voting power of Buyer’s or Parent’s then-outstanding voting securities; or

(c) a sale of all or substantially all of the assets of Buyer or Parent; or

(d) approval by the shareholders of Buyer or Parent, as applicable, of a complete liquidation or the complete dissolution of Buyer or Parent, as applicable.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 2.5.

“Closing Purchase Price” has the meaning set forth in Section 2.5.

“Closing Working Capital” means: (a) Accounts Receivable, less (b) Receivable Commissions, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“COIT EBITDA” has the meaning set forth in Section 2.8(d).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Determination Date” has the meaning set forth in Section 2.8(f).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.7(d)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn Out Payment” means, with respect to an Earn Out Period, an amount, if any, payable to Seller pursuant to Section 2.8.

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“Earn Out Period” has the meaning set forth in Section 2.8(d).

“Earn Out Statement” has the meaning set forth in Section 2.8(e).

“Earn Out Threshold” has the meaning set forth in Section 2.8(b).

“Earn Out Year 1” has the meaning set forth in Section 2.8(d).

“Earn Out Year 1 Threshold” has the meaning set forth in Section 2.8(a).

“Earn Out Year 2” has the meaning set forth in Section 2.8(d).

“Earn Out Year 2 Threshold” has the meaning set forth in Section 2.8(b).

“EBITDA” means, for any given period of measure, earnings before interest, income taxes, depreciation and amortization of goodwill or other intangibles, each determined in accordance with GAAP.  EBITDA excludes non-operating income, business reorganization expenses, stock-based compensation expense, and non-recurring items.

“Employment Agreements” has the meaning set forth in Section 3.2(a)(v).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Consideration” has the meaning set forth in Section 2.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.7(a).

“Excluded Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Working Capital Statement” has the meaning set forth in Section 2.7(b).

“Financial Statements” has the meaning set forth in Section 4.5.

“FIRPTA Certificate” has the meaning set forth in Section 7.2(i).

“Fundamental Representation” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.8(a)(viii)

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hired Employees” has the meaning set forth in Section 6.1(a).

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountants” means such independent accountant as agreed between the parties, or failing agreement, any partner from Deloitte LLP, PricewaterhouseCoopers LLP, KPMG International Cooperative or Ernst & Young Global Limited in the U.S. (or local branch thereof) or other third party nominated in writing by Seller and approved by the Buyer Parties.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

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“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“Inventory” has the meaning set forth in Section 2.1(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Belluomini and Farrelly.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leases” has the meaning set forth in Section 4.11(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including any such items disclosed or provided to Buyer by or on behalf of Seller in connection with Buyer’s due diligence review with respect to the Business.

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“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.3 and Section 6.4; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any change, event, effect or circumstance arising from or related to COVID-19; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(a).

“Note” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” has the meaning set forth in Section 2.6.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in connection with the Business or the Purchased Assets.

“Permitted Encumbrances” has the meaning set forth in Section 4.9.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.7(a).

“PPP Loan” means a loan in the principal amount of $395,400 incurred by the Seller under Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations, as amended from time to time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Receivable Commissions” has the meaning set forth in Section 2.3(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.7(d)(ii).

“Restricted Business” means a business that operates within the human capital management industry, but shall not include working in-house in a company’s human resources function.

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Review Period” has the meaning set forth in Section 2.7(d)(i).

“SBA Loan” means the U.S. Small Business Administration Loan (No. 4305817000) made to Seller, including the documents, instruments, and associated security instruments thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller’s Accountants” means Daniel Greenman.

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“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Statement of Objections” has the meaning set forth in Section 2.7(d)(ii).

“Subsidiary” means, with respect to the Seller, any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller or with respect to which Seller, directly or indirectly, has the power to elect a majority of such Person’s board of directors or similar governing body or otherwise to direct the business and policies of such Person.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Working Capital” means $565,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means Worldwide.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article 2
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), in each case to the extent attributable to the conduct and operation of the Business after the Closing (collectively, the “Purchased Assets”), including, without limitation, the following:

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(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, including without limitation those accounts receivable set forth in Section 2.1(a)(i) of the Disclosure Schedules, and excluding those accounts receivable set forth in Section 2.1(a)(ii) of the Disclosure Schedules (the “Excluded Accounts Receivable”, and collectively, after excluding the Excluded Accounts Receivable, the “Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c) all Contracts, including Intellectual Property Agreements, set forth on Section 2.1(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property Assets;

(e) all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) certain Leased Real Property set forth on Section 4.11(b) of the Disclosure Schedules;

(g) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent attributable to (i) the conduct and operation of the Business or the Purchased Assets after the Closing, or (ii) the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) to the extent attributable to the conduct and operation of the Business after the Closing;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities after the Closing;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Purchased Assets, but excluding the Corporate Records (“Books and Records”); and

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(m) all goodwill and the going concern value of the Business.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) any Cash held by the Seller and/or the Principals at or prior to the Closing (as the case may be);

(b) the Excluded Accounts Receivable;

(c) Contracts, including Intellectual Property Agreements, which relate to the Business prior to the Closing that are not Assigned Contracts and specifically set forth on Section 2.2(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller (the “Corporate Records”);

(e) all Benefit Plans and assets attributable thereto;

(f) the assets, properties and rights specifically set forth on Section 2.2(f) of the Disclosure Schedules; and

(g) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) any rights to receive payments on account of the Accounts Receivable, to the extent received by the Buyer in cash, in the amounts set forth in Section 2.3(a) of the Disclosure Schedules (the “Receivable Commissions”);

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business after and relating solely to the period after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those Liabilities of Seller set forth on Section 2.3(c) of the Disclosure Schedules.

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Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(c) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller, including the Principals) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.9; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller, including the Principals) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller, including the Principals) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(d) any Liabilities relating to or arising out of the Excluded Assets;

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(g) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(h) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(i) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(j) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(k) any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(l) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(n) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(o) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(p) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any applicable Law or Governmental Order.

Section 2.5 Closing Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) $4,000,000.00 in cash paid on the Closing Date as provided in Section 3.2, subject to adjustment pursuant to Section 2.7 hereof (the “Closing Date Payment”); plus (ii) a promissory note in the aggregate principal amount of $1,350,000.00 and in the form attached hereto as Exhibit A (the “Note”), payable in installments on the first, second and third anniversaries of the Closing Date pursuant to the terms of the Note (the Closing Date Payment and the Note, collectively together, the “Closing Purchase Price”), plus (iii) the assumption of the Assumed Liabilities.

Section 2.6 Additional Purchase Price. In connection with the Transaction, the Seller shall also be entitled to the payment of (i) $500,000 worth of shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), with the amount of such shares to be determined by dividing $500,000 by the volume weighted average price of the Parent Common Stock for the five (5) trading days prior to the Closing Date, to be issued to Seller as provided in Section 2.9 herein (the “Equity Consideration”); plus (ii) the Earn Out Payments, if any, to be paid in accordance with Section 2.8 (the Equity Consideration and the Earn Out Payments, collectively the “Additional Purchase Price” and, together with the Closing Purchase Price, the “Purchase Price”).

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Section 2.7 Purchase Price Adjustment.

(a) Pre-Closing Adjustment. No later than three (3) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer a calculation of the Closing Working Capital estimate of the Business as of the close of business on the Closing Date (the “Estimated Working Capital”), with supporting documentation thereof (the “Estimated Working Capital Statement”). The Estimated Working Capital Statement will be prepared by Seller substantially in the form of Section 2.7(a) of the Disclosure Schedules and shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.7(a)(i) of the Disclosure Schedules. The portion of the Purchase Price that is the Closing Date Payment to be paid to Seller at Closing shall be either (A) decreased by the excess, if any, of the Target Working Capital over the Estimated Working Capital, or (B) increased by the excess, if any, of the Estimated Working Capital over the Target Working Capital.

(b) Post-Closing Adjustment. Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver a statement, with supporting documentation thereof (“Final Working Capital Statement”) setting forth Buyer’s calculation of the Closing Working Capital of the Business as of the Closing Date, which statement shall be prepared based on the amount of Accounts Receivable for which the Buyer has received payment. Any Accounts Receivable for which the Buyer has not received payment, less any Receivables Commissions due, shall not be included in the calculation of the Closing Working Capital or reflected in the Final Working Capital Statement and both such Accounts Receivable and related Receivable Commissions due shall be transferred back to the Seller. Based upon the Final Working Capital Statement, the “Post-Closing Adjustment” for Seller shall be an amount equal to the Closing Working Capital as of the Closing Date minus the Estimated Working Capital set forth on the Estimated Working Capital Statement. If the Post-Closing Adjustment is a negative number, Seller shall promptly pay Buyer an amount equal to the amount by which the Closing Working Capital as of the Closing Date is less than the Estimated Working Capital set forth on the Estimated Working Capital Statement. If the Post-Closing Adjustment is a positive number, then Buyer shall promptly pay to Seller an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i)	Examination. After receipt of the Final Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Final Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Final Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Final Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.
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(ii)	Objection. On or prior to the last day of the Review Period, Seller may object to the Final Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Final Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Final Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(iii)	Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Final Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Working Capital Statement and the Statement of Objections, respectively.
(iv)	Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(v)	Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi)	Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the Final Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed in writing by Buyer or Seller, as the case may be.

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(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.7 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.8 Earn Out.

(a) With respect to Earn Out Year 1, the Seller shall be entitled to receive an Earn Out Payment equal to $800,000.00 in the event the COIT EBITDA for Earn Out Year 1 is at least $1,600,000.00 (“Earn Out Year 1 Threshold”), as illustrated in Section 2.8 of the Disclosure Schedules. The Earn Out Payment with respect to Earn Out Year 1 shall increase on a linear basis in accordance with Section 2.8 of the Disclosure Schedules, to the extent the COIT EBITDA exceeds the Earn Out Year 1 Threshold; provided, that the Earn Out Payment for Earn Out Year 1 shall in no event exceed $1,500,000.00.

(b) With respect to Earn Out Year 2, the Seller shall be entitled to receive an Earn Out Payment equal to $1,080,000.00 in the event the COIT EBITDA for Earn Out Year 2 is at least $2,000,000.00 (“Earn Out Year 2 Threshold” and, together with the Earn Out Year 1 Threshold, each an “Earn Out Threshold”), as illustrated in Section 2.8 of the Disclosure Schedules. The Earn Out Payment with respect to Earn Out Year 2 shall increase on a linear basis in accordance with Section 2.8 of the Disclosure Schedules, to the extent the COIT EBITDA exceeds the Earn Out Year 2 Threshold; provided, that the Earn Out Payment for Earn Out Year 2 shall in no event exceed $2,030,000.00.

(c) For the sake of clarity, (x) except as set forth in Section 2.8(i) below, no Earn Out Payment shall be payable during an Earn Out Period if the applicable Earn Out Threshold is not achieved, and (y) no Earn-Out Payment shall be payable with respect to an Earn-Out Period if both of the Principals are not employees of Parent on the last day of the applicable Earn-Out Period, provided that if only one Principal is employed by Parent at such time, then 50% of the Earn-Out Payment shall be paid, in each case to the extent due and payable pursuant to the terms of this Section 2.8; and provided further than this clause (y) shall not apply in the event that the Principals are terminated by Parent without Cause or resign as a result of a Material Adverse Change, in each case as defined in each Principal’s Employment Agreement with Parent.

(d) For purposes of this Agreement:

(1) “Acquired Business” shall mean the Purchased Assets and the Assumed Liabilities.

(2) “COIT EBITDA” shall mean the EBITDA attributed to the Acquired Business, calculated in accordance with Section 2.8 of the Disclosure Schedules.

(3) “Earn Out Period” shall mean each of Earn Out Year 1 and Earn Out Year 2, as applicable.

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(4) “Earn Out Year 1” shall mean the fiscal year ending December 31, 2021.

(5) “Earn Out Year 2” shall mean the fiscal year ending December 31, 2022.

(e) Within thirty (30) days following the completion of an Earn Out Period, Buyer shall provide to Seller a statement setting forth in reasonable detail Buyer’s calculation of the COIT EBITDA achieved by the Acquired Business during such Earn Out Period and the amount of any Earn Out Payment to be paid based thereon (the “Earn Out Statement”). The Earn Out Statement will be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of the COIT EBITDA Target as set forth on Section 2.8 of the Disclosure Schedules. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Earn Out Statement, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Earn Out Statement within thirty (30) days following the delivery of the statement of objections, such dispute shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(f) Any Earn Out Payment determined by Buyer to be paid in accordance with this Section 2.8 shall be paid according to the Allocation Schedule (as defined below) no later than sixty (60) days following the end of the applicable Earn Out Period or, in the event there are any disputed items in the Earn Out Statement, no later than two (2) Business Days following the date upon which the determination of the Earn Out Payment becomes final and binding upon the parties (the “Determination Date”), by wire transfer of immediately available funds into such accounts as shall have been designated in writing by Seller to Buyer.

(g) Buyer acknowledges and agrees that the ability of Seller to meet the Earn Out Thresholds and the ability of the Parties to calculate the COIT EBITDA fairly and measure the performance of the Acquired Business relative to such targets during each Earn Out Period will depend to a degree upon maintaining the Business of Seller.  Buyer agrees (i) to maintain the Business as a separate profit and loss entity during the Earn Out Periods; (ii) to act in good faith at all times during each Earn Out Period; and (iii) to not fail to take any action that would be required by reasonable, skillful, prudent, and diligent business persons engaged in the independent operation of a business similar to the Business of Seller.  The foregoing notwithstanding, Buyer shall have full discretion to operate the Business in a manner intended to optimize the results of operations and prospects of Buyer’s business taken as a whole (inclusive of the Business). To the extent there are any disagreements as to Buyer’s conduct of the business during the Earn Out Period and any resulting adverse effect on the COIT EBITDA, the Parties agree to discuss such disagreements in good faith to reach a mutually acceptable resolution.

(h) The parties have mutually agreed an operating budget for the Earn Out Period, as attached as Section 2.8 of the Disclosure Schedule which may be amended or supplemented upon the prior written consent of the Buyer, the Seller and the Principals (the “Operating Budget”).

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(i) Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Buyer, the Seller shall no longer be required to meet the Earn Out Threshold for each Earn Out Period following the Change of Control but shall be entitled to receive an Earn Out Payment equal to the achievement of 100% of the applicable Earn Out Threshold, as set forth in Section 2.8 of the Disclosure Schedule, following the expiration of the applicable Earn Out Period, payable in accordance with the terms of this Section 2.8.

Section 2.9 Equity Consideration. Subject to the provisions hereof, the shares of Parent Common Stock to be issued to Seller as the Equity Consideration shall be issued as follows:

(a) one-third of the Equity Consideration shares shall be issued on the date that is ten (10) months following the Closing Date, subject to each of the Principals being employed by Parent on such date;

(b) one-third of the Equity Consideration shares shall be issued on the date that is twenty (20) months following the Closing Date subject to each of the Principals being employed by Parent on such date; and

(c) one-third of the Equity Consideration shares shall be issued on the date that is thirty (30) months following the Closing Date, subject to each of the Principals being employed by Parent on such date.

In the event one of the Principals is employed by Parent on an issuance date above, but the other Principal is not employed on such date, then 50% of the Equity Consideration to be issued on such date shall be so issued to Seller, and the other 50% shall not be issued and the obligation to issue such shares shall terminate.

Section 2.10 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth in Section 2.10 of the Disclosure Schedules (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the determination of the Purchase Price pursuant to Section 2.7. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days thereafter, such dispute shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable law. Any adjustments to the Purchase Price pursuant to Section 2.7 herein shall be allocated in a manner consistent with the Allocation Schedule. The parties hereto agree that any Earn Out Payment made pursuant to Section 2.8 shall be treated as an adjustment to the Purchase Price.

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Section 2.11 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.12 Third Party Consents.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section. Notwithstanding anything herein to the contrary, the provisions of this Section shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.8.

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Article 3
CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission at 9:00 a.m. Eastern Standard Time, on the Business Day after all of the conditions to Closing set forth in Article 7 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in the form of Exhibit D hereto (the “Intellectual Property Assignments”) duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) [intentionally omitted];

(v) the employment agreements between Parent and each Principal in the form of Exhibit E (the “Employment Agreements”) duly executed by the Principals;

(vi) the FIRPTA Certificate duly executed by Seller;

(vii) the certificate of the Secretary or Assistant Secretary of Seller required by Section 7.2(g) and Section 7.2(h); and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer and Parent shall deliver to Seller the following:

(i) the portion of the Purchase Price that is the Closing Date Payment as adjusted pursuant to Section 2.7(a), if applicable, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Note duly executed by the Buyer Parties in favor of Seller;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

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(iv) [intentionally omitted];

(v) the Employment Agreements duly executed by Parent; and

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(e) and Section 7.3(f).

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer and Parent that the statements contained in this Article 4 are true and correct as of the date hereof. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 4, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 4 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 4.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.2 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), except where the violation, breach or default would not be reasonably expected to have individually or in the aggregate a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.4 Subsidiaries. Seller has not had, and currently does not have, any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any other Person.

Section 4.5 Financial Statements. Complete copies of the unaudited financial statements consisting of the unaudited balance sheet of the Business as of December 31, 2019 and the related unaudited statement of income of Seller for the fiscal year ended December 31, 2019 (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of June 30, 2020 and the related statement of income for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.6 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and which are reflected on the Estimated Working Capital Statement, and (c) those reflected on the Estimated Working Capital Statement.

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Section 4.7 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(h) abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(i) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements, in the ordinary course of business, or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

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(n) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000.00, individually (in the case of a lease, per annum) or $150,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(r) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.8 Material Contracts.

(a) Section 4.8(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.11(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $75,000.00 and which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than sixty (60) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.8.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Seller is not and, to Seller’s Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

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Section 4.9 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.9 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) any landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) covenants, conditions, restrictions, easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere in any material respect with the current operation of any Leased Real Property by Seller;

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(f) any Encumbrance on the interest of each landlord in the Leased Real Property.

Section 4.10 Condition and Sufficiency of Assets. Except as set forth in Section 4.10 of the Disclosure Schedules, the Tangible Personal Property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business as conducted prior to and as of the Closing.

Section 4.11 Real Property.

(a) Seller does not own real property.

(b) Section 4.11(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (each a “Lease” and collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

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(i) such Lease is a valid, binding, enforceable agreement of Seller and in full force and effect, except (i) to the extent such Lease terminates or expires after the date hereof in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, or (iii) as limited by general principles or equity, whether such enforceability is considered in a proceeding in equity or at Law, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property in all material respects, subject to the terms of such Lease;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, other than those breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Seller has paid all rent due and payable under such Lease as of the date hereof;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases, other than those breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, to the Knowledge of Seller, no other party to the Leases is in default thereof other than those defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of Seller, no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) except for Permitted Encumbrances, Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller has not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (B) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (C) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty which has not been repaired in all material respects.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

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Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all proprietary Software included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of non-public documents in Seller’s possession which are necessary for the continued prosecution of the Intellectual Property Registrations.

(b) Section 4.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the relevant Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Sellers has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

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(d) To Seller’s Knowledge, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(e) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

Section 4.13 Accounts Receivable; Accounts Payable.

(a) The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Seller involving the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to the reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within thirty (30) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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(b) All accounts payable of the Seller arose in bona fide arms’ length transactions in the ordinary course of business and no account payable is delinquent by more than sixty (60) days in its payment. Since the date of the Balance Sheet, the Seller has paid its accounts payable in the ordinary course and in a manner which is consistent with its past practices. As of the date hereof, the Seller has no account payable to any Person (other than accounts payable in the ordinary course of business which are not material in the aggregate) which is an Affiliate of the Seller or any of its directors, officers, employees or stockholders, except as set forth in Section 4.13 of the Disclosure Schedule.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any written notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for a Seller since January 1, 2019. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

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Section 4.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17 Compliance with Laws; Permits.

(a) Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18 Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the operations of Seller with respect to the Leased Real Property are currently and have been in compliance with all Environmental Laws in all material respects; and (ii) Seller has not received from any Person, with respect to the Leased Real Property, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

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(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

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No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 4.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans as of the Closing Date would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

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(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as set forth in Section 4.19(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time and whether exempt or non-exempt); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits (including but not limited to accrued but unused PTO) provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

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(b) Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) which represents any employees of the Business, and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Business, and no Union or group of employees is seeking or has sought to organize employees of the Business for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union regarding any employee of the Business.

(c) Seller is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.20(c) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Seller has complied in all material respects with the WARN Act, and Seller does not have any plans to undertake any action in the future that would trigger the WARN Act.

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(e) Except as disclosed in Section 4.20(e) of the Disclosure Schedules, Seller is not a party to a Government Contract. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.21 Taxes.

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.23 Transactions With Related Parties. Except as set forth in Section 4.23 of the Disclosure Schedules, (a) neither any current or former stockholder of Seller (including, but not limited to, any Principal), nor any Affiliate of such Person, is currently a party to any transaction with the Business or Seller, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person, and (b) none of the Purchased Assets include any Contract with, or obligation to provide any benefit to, any Principal or any of his Affiliates.

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Section 4.24 Accredited Investor; Restricted Securities. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller understands that any shares of Parent Common Stock issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that such shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify such shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller is acquiring such shares for its own account for investment and not with a view to, or in connection with, the sale or distribution thereof.

Section 4.25 COVID-19. Section 4.25 of the Disclosure Schedules sets forth information regarding employee furloughs and employee terminations (and employee rehires) taken by the Seller in connection with the COVID-19 pandemic. The Seller exercises good faith efforts to operate the Business in a manner that is consistent with applicable guidance and recommendations of Governmental Authorities.

Section 4.26 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent (the “Buyer Parties”), jointly and severally, represent and warrant to Seller that the statements contained in this Article 5 are true and correct as of the date hereof.

Section 5.1 Organization of Buyer. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of the Buyer Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a material adverse effect on Buyer or Parent, as applicable.

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Section 5.2 Authority of Buyer. Each of the Buyer Parties has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyer Parties of this Agreement and any Ancillary Document to which such Buyer Party is a party, the performance by each of the Buyer Parties of its obligations hereunder and thereunder and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Buyer Parties. This Agreement has been duly executed and delivered by the Buyer Parties, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which a Buyer Party is or will be a party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Buyer Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 No Conflicts; Consents. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer Party; or (c) except as set forth in Section 5.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which such Buyer Party is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each of the Buyer Parties in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Buyer Party.

Section 5.5 Sufficiency of Funds. Each of the Buyer Parties has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.6 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Section 5.7 Parent Securities. The shares of Parent Common Stock issued as the Equity Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities Laws and all other applicable Laws.

Article 6
COVENANTS

Section 6.1 Employment Matters.

(a) Seller has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or similar state law or could otherwise trigger any notice requirement or liability under any local or state plant closing notice law. On the Closing Date, Seller shall terminate all employees of the Business and Buyer shall hire all employees of the Business except those set forth on Section 6.1(a) of the Disclosure Schedules. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.1. Employees of the Business hired by Buyer (“Hired Employees”) shall be eligible to participate in Buyer’s health or other benefits plans applicable to Buyer’s employees (“Buyer’s Benefits Plans”), on the same terms and eligibility as Buyer’s employees and shall not be subject to any preexisting conditions exclusions or limitations, except as set forth on Section 6.1(a) of the Disclosure Schedules. Buyer shall give Hired Employees credit for prior years of service with Seller for purposes of any Buyer’s Benefit Plans.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller or an Affiliate of Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to such persons, to the extent such person is entitled to such payment, on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.2 Confidentiality. From and after the Closing, Seller shall hold, and shall use its commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or any of its Representatives; or (b) is lawfully acquired by Seller or any of its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall (to the extent legally permissible) promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.3 Non-Competition; Non-Solicitation.

(a) For a period of two (2) years commencing on the later of the Closing Date and their respective last date of employment with Parent or its subsidiaries (the “Restricted Period”), neither Seller nor the Principals shall, and each shall use best efforts to cause its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person (other than Talent International CA) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and each Principal may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Principal, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. This Section 6.3 is fully earned as of the Closing and is a covenant independent of all other undertakings in this Agreement. In the event of any Change of Control of the Buyer or Parent occurs any time prior to the expiration of the Restricted Period, the “Restricted Period” shall be deemed to be a period of one (1) year commencing on the later of the Closing Date and the Principals’ respective last date of employment with Parent or its subsidiaries.

(b) During the Restricted Period, neither Seller nor the Principals shall, and each shall use best efforts to cause its Affiliates not to, directly or indirectly, solicit any person who is offered employment by Buyer or Parent pursuant to Section 6.1(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.3(b) shall prevent Seller, the Principals or their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or Parent or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller and the Principals acknowledge that a breach or threatened breach of this Section 6.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller, the Principals or their respective Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d) Seller and the Principals acknowledge that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.4 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)	respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)	in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

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(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.5 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)	retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii)	upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)	upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records which relate to the Business.

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(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.5 where such access would violate any applicable Law.

Section 6.6 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The Parties acknowledge that Parent will be issuing a press release announcing the transactions contemplated herein and describing the terms of this Agreement.

Section 6.7 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.8 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset purchased or transferred to Buyer hereunder, Seller shall, or shall cause its Affiliates to, remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.9 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10 Transfer Restrictions. Each certificate representing shares of Parent Common Stock issued pursuant to this Agreement shall, until such time that such shares are not so restricted under the Securities Act, bear the following legend (together with any other legend or legends required by the applicable state securities laws or otherwise, if any):

“The shares represented hereby have not been registered under the Securities Act of 1933, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such transfer may be effected without an effective registration statement related thereto or an opinion of counsel in a form satisfactory to the Company that such registration is not required under the Securities Act of 1933.”

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Section 6.11 Lease Payments. Following the Closing Date, the Buyer Parties agree to pay the rent to either the Seller or the landlord, as directed by Seller, under that certain Lease, dated September 26, 2013, between 500 Sansome Street Investors, LLC and Coit Group Inc., as amended by that certain First Amendment to 500 Sansome Lease dated as of May 1, 2017, through the period ending December 31, 2020 in a monthly amount of no greater than $12,705.67.

Section 6.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Article 7
CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.3, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.2 Conditions to Obligations of Buyer and Parent. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.2, Section 4.5 and Section 4.22, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.2, Section 4.5 and Section 4.22 shall be true and correct in all respects on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c) All approvals, consents and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Buyer Parties at or prior to the Closing.

(d) Seller shall have delivered to the Buyer Parties duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(a).

(e) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(f) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to the Buyer Parties written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(g) The Buyer Parties shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) The Buyer Parties shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) The Buyer Parties shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is either not a foreign person within the meaning of Section 1445 of the Code or other certification that Section 1445 of the Code is not applicable duly executed by Seller.

(j) Seller shall have delivered to the Buyer Parties such other documents or instruments as the Buyer Parties reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s written waiver, at or prior to the Closing, of each of the following conditions:

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(a) Other than the representations and warranties of the Buyer Parties contained in Section 5.2 and Section 5.4, the representations and warranties of the Buyer Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyer Parties contained in Section 5.2 and Section 5.4 shall be true and correct in all respects on and as of the Closing Date.

(b) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(c) All approvals, consents and waivers that are listed on Section 5.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(d) The Buyer Parties shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(b).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Buyer Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Buyer Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Buyer Parties certifying the names and signatures of the officers of each of the Buyer Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(g) The Buyer Parties shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article 8
INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties in (i) Section 4.1, Section 4.2, Section 4.9, Section 4.22, Section 5.1, Section 5.2 and Section 5.4 (each a “Fundamental Representation”) shall survive indefinitely, and (ii) Section 4.19 and Section 4.20(a) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein that by their nature are to be satisfied, performed and/or fulfilled from and after the Closing shall survive the Closing for the period explicitly specified therein and, if not explicitly specified, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.2 Indemnification By Seller and the Principals. Subject to the other terms and conditions of this Article 8, Seller and the Principals, jointly and severally, shall indemnify and defend each of the Buyer Parties, their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller and/or the Principals pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.3 Indemnification By the Buyer Parties. Subject to the other terms and conditions of this Article 8, the Buyer Parties shall, jointly and severally, indemnify and defend each of Seller and its Affiliates and their respective Representatives, including the Principals (collectively, the “Seller Indemnitees”), against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer Parties pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Buyer Party pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of such Buyer Party pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates concerning the Purchased Assets or Assumed Liabilities conducted, existing or arising after to the Closing Date.

Section 8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Seller and the Principals shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $80,000.00 (the “Basket”), in which event Seller and the Principals shall be required to pay or be liable for such Losses from the first dollar.

(b) The Buyer Parties shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event the Buyer Parties shall be required to pay or be liable for all such Losses from the first dollar.

(c) The aggregate amount of all Losses for which an Indemnifying Party (as defined below) shall be liable after giving effect to Section 8.4(a) or Section 8.4(b), as the case may be, shall not exceed the Purchase Price.

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.4(a), Section 8.4(b) and Section 8.4(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of intentional fraud or any inaccuracy in or breach of any Fundamental Representation.

(e) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f) For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g) Neither the Seller nor the Principals shall be liable to any Buyer Party for any claim for loss or damage in respect of a warranty which is recoverable by the Buyer Parties or any Affiliate of the Buyer, under a policy of insurance.

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Section 8.5 Indemnification Procedures. The party making a claim under this Article 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.1(a)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.9 Exclusive Remedy. Subject to Section 8.10 and 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of any intentional fraud by any party hereto.

Section 8.10 Right of Setoff. In the event of any dispute between the Seller and a Buyer Indemnitee regarding any claims for indemnification under this Article 8, subject to the terms of this Section 8.10, the Buyer Parties may (but they are not obligated to do so), and are hereby authorized to, at any time and from time to time following the occurrence of such dispute, upon prior written notice to the Seller, set off and apply against the Equity Consideration, the Earn Out Payments (if any) and the Note payable to the Seller, any amounts owing to a Buyer Indemnitee pursuant to this Article 8.

Article 9
MISCELLANEOUS

Section 9.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient (and sending within 24 hours a copy by a nationally recognized overnight courier), and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller:

Coit Staffing, Inc.

500 Sansome St., 5th Floor

San Francisco, California 94111

E-mail: joe@coitgroup.com

Attention: Joe Belluomini, Co-Founder

and

E-mail: tim@coitgroup.com

Attention: Tim Farrelly, Co-Founder

With a copy to:	Seubert French Frimel & Warner LLP 1062 Curtis Street Menlo Park, California 94025 Email: tim@sffwlaw.com Attention: Tim French, Esq.

If to the Buyer Parties:	Hudson Global, Inc. 53 Forest Avenue Old Greenwich, Connecticut 06870 E-mail: jeff.eberwein@hudsonrpo.com Attention: Jeffrey E. Eberwein

with a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 E-mail: afinerman@olshanlaw.com Attention: Adam W. Finerman, Esq.

Section 9.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 9.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.3(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) Buyer may assign its rights hereunder as collateral to secure any loan, and any such lender may assign its rights hereunder in the exercise of its secured party remedies, and (ii) prior to the Closing Date, the Buyer Parties may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.8 No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Coit Staffing, Inc.

By:	/s/ Joe Belluomini
Name:	Joe Belluomini
Title:	CFO

PRINCIPALS, solely for purposes of
Section 6.3 and Article 8 hereof:

/s/ Joe Belluomini
Joe Belluomini

/s/ Tim Farrelly
Tim Farrelly

Signature Page to Asset Purchase Agreement

BUYER:

Hudson Coit, Inc.

By:	/s/ Matthew K. Diamond
Name:	Matthew K. Diamond
Title:	President

PARENT:

Hudson Global, Inc.

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Chief Executive Officer